Exhibit 5.1

[Baker & McKenzie LLP Letterhead]

April 18, 2019

Sotherly Hotels Inc.

410 W. Francis Street

Williamsburg, Virginia 23185

RE:	Offering of 1,080,000 Shares of 8.25% Series D Cumulative Redeemable Perpetual Preferred Stock

Ladies and Gentlemen:

We have acted as counsel for Sotherly Hotels Inc., a Maryland corporation (the “Company”), and Sotherly Hotels LP, a Delaware limited partnership of which the Company is the sole general partner (the “Operating Partnership”), in connection with the issuance and sale by the Company of 1,080,000 shares of its 8.25% Series D cumulative redeemable perpetual preferred stock, $0.01 par value per share (the “Series D Preferred Stock”). The Series D Preferred Stock is the subject of a prospectus included as part of a registration statement on Form S-3 (File Nos. 333-220369 and 333-220369-01), jointly filed on behalf of the Company and the Operating Partnership with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on September 7, 2017 and declared effective by the SEC on September 20, 2017 (which, together with the prospectus included therein shall hereinafter be referred to as the “Registration Statement”), as supplemented by a preliminary prospectus supplement filed on April 8, 2019 pursuant to Rule 424(b)(5) under the Securities Act (the “Prospectus Supplement”) and a final prospectus supplement filed on April 12, 2019 pursuant to Rule 424(b)(5) (the “Final Prospectus”).

The Series D Preferred Stock is to be issued and sold by the Company pursuant to an Underwriting Agreement, dated as of April 11, 2019 (the “Underwriting Agreement”) among the Company, the Operating Partnership and Sandler O’Neill & Partners, L.P., as representative of the several underwriters named therein. Unless otherwise defined herein, each capitalized term used herein that is defined in the Underwriting Agreement has the meaning given such term in the Underwriting Agreement.

In reaching the opinions set forth herein, we have reviewed copies of the Underwriting Agreement, the Registration Statement, including the exhibits thereto, the Prospectus Supplement and the Final Prospectus, and we have examined the originals, or photostatic or certified copies, of the minutes of the meetings and written resolutions of the Board of Directors of the Company, or its committees, as provided to us by the Company, of the Articles of Amendment and Restatement, as amended, the Articles Supplementary and by-laws of the Company, each as restated and/or amended to date, and of such other agreements, certificates of public officials and officers of the Company, records, documents and matters of law that we have deemed relevant and necessary as the basis of the opinions set forth below. In such review, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

We have assumed that the Series D Preferred Stock will not be issued in violation of any restriction or limitation contained in Article VII of the Articles of Amendment and Restatement, as amended, and Section 9 of the Articles Supplementary.

Based upon and subject to the foregoing, we are of the opinion that the Series D Preferred Stock has been duly and validly authorized, and when issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The opinions expressed above are limited to the laws of the State of Maryland (including all applicable provisions of the Maryland constitution and reported judicial decisions interpreting these laws), and the federal laws of the United States of America as in effect on the date hereof. We undertake no obligation to advise you as a result of developments occurring after the date hereof as a result of facts or circumstances brought to our attention after the date hereof.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. It is understood that this opinion is to be used only in connection with the offer and sale of the Series D Preferred Stock while the Registration Statement is in effect. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Current Report on Form 8-K dated April 18, 2019, which is incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP

BAKER & McKENZIE LLP